Exhibit 10.55

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "***Agreement***") is made as of this 23rd day of August, 2021, among Deep Green Waste & Recycling, Inc., a Wyoming corporation ("***Buyer***"), Jeremy Lyell (the "***Shareholder***"), and Lyell Environmental Services, Inc., a Tennessee corporation (the "***Company***").

RECITALS

The Shareholder owns all of the presently outstanding shares of capital stock of the Company (the "***Shares***") and desires and intends to sell the Shares to Buyer at the price and on the terms and subject to the conditions set forth below.

The Buyer desires and intends to acquire the Shares from the Shareholder at the price and on the terms and subject to the conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, the parties agree as follows:

SECTION 1. DEFINITIONS.

The following terms as used in this Agreement, shall have the meanings set forth in this Section:

"**Accounts Receivable**" means all rights of the Company to payment from the customers of the Company arising from Seller's operation of the Company prior to the Closing Date.

"**Assets**" means all the tangible and intangible assets, real, personal, or mixed, owned or held by the Company and used or useful in the business, including the Personal Property, Real Property, the Assumed Contracts and Grants of Authority, the Accounts Receivable, the Intangibles, and all customer lists and relationships, and other information relating to the Company, but not including the Excluded Assets.

"**Assumed Contracts and Grants of Authority**" means (a) those Contracts and Grants of Authority hereto designated by Buyer to indicate that they will be assumed by Buyer at Closing, and (b) and Contracts and Grants of Authority entered into by Seller in

the ordinary course of business between the date hereof and the Closing Date that Buyer expressly agrees to assume at Closing.

"**Audit**" means the SEC qualified audit of the Company's 2019, 2020, and YTD 2021 Financial reports, to be purchased by Buyer and undertaken immediately upon execution of the Agreement, with the final Auditor's letter acceptable to Buyer as a condition to Closing.

"**Company**" means Lyell Environmental Services, Inc., the environmental remediation services company owned by Shareholder, inclusive of the Assets, customer and vendor relationships, operating methods, brand, and any and all other elements of the enterprise used or useful in its operation.

"**Closing**" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 14.

"**Closing Date**" means the date on which the Closing occurs, as determined pursuant to Section 14.

"**Common Stock**" means the shares of Common Stock of Buyer to be issued to Shareholder as a component of the consideration for the purchase of the Shares.

"**Consents**" means the consents, permits, or approvals of third parties, including governmental authorities, necessary to transfer any of the Assets to Buyer or otherwise to consummate the transaction contemplated hereby.

"**Contracts**" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral, including any amendments or other modifications thereto, that relate to the Company or the operation of any aspect of the Company together with any additions thereto between the date hereof and the Closing Date.

"**Effective Time**" means 12:01 a.m. local Nashville, Tennessee time, on the Closing Date.

"**Excluded Assets**" has the meaning set forth in Section 2.2 below.

"**Grants of Authority**" means any and all municipal, state, and federal grants of authority and applications therefore, which are used or useful in connection with the operation of the Company, together with any additions thereto between the date hereof and the Closing Date.

"**Information**" means any and all documents, files, and other forms of data provided to Buyer by Alliant Capital Advisors, LLC.

"**Intangibles**" means all copyrights, trademarks, service marks, trade names, licenses, patents, permits, privileges, proprietary information, technical information and data, trade secrets, machinery and equipment warranties, and all other intangible property rights and interests, whether or not applied for by, or issued to, the Company or under which the Company is licensed or franchised and used or which are, or may be, useful in, or in any way related to, the business and operations of the Company, together with any additions thereto between the date hereof and the Closing Date, and all goodwill relating to all of the foregoing .

"**Personal Property**" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, inventory, and other tangible personal property used or useful in the operation of the Company, and all data files, plans, diagrams, blueprints, schematics, and books and records relating to the operation of the Company, filings with governmental agencies, and executed copies of the Contracts and Grants of Authority, together with any additions thereto between the date hereof and the Closing Date.

"**Purchase Price**" has the meaning set forth in Section 2.1 below.

"**Real Property**" means all real estate and all interest in real property, including all leaseholds, easements, licenses used or useful in the operation of the Business, together with any additions thereto between the date hereof and the Closing Date.

"**Shares**" means all of the issued and outstanding shares of Lyell Environmental Services, Inc.

"**Shareholder**" means Jeremy Lyell, who is the sole shareholder of Lyell Environmental Services, Inc.

SECTION 2. SALE AND PURCHASE OF SHARES.

Agreement to Sell and Buy. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholder shall sell, convey, transfer, and assign, upon the terms and conditions hereinafter set forth, to Buyer, free and clear of all liens, pledges, claims, and encumbrances of every kind, nature and description, and Buyer shall purchase and accept from the Shareholder the Shares, which comprise all of the outstanding capital stock of the Company.

2.1. **Purchase Price**. Subject to the terms and conditions set forth in this Agreement, including adjustments as provided below, Buyer shall purchase the Shares for aggregate consideration (the "***Purchase Price***") as follows:

GRANT, KOVALINKA & HARRISON, PC

(a) Upon Buyer's execution of this Agreement, Buyer shall deliver to ________, Inc. (the "***Escrow Agent***") the sum of fifty thousand dollars (\$50,000) (the "***Escrow Amount***"). The Escrow Amount shall be held by the Escrow Agent and distributed pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit A, to be entered into by the Buyer, the Shareholder and the Escrow Agent at or prior to the Closing, and shall be subject to set off, in accordance with Section 13.5 hereof, in the event that the Company or the Shareholder breach the representations and warranties contained in Section 6 of this Agreement.

ONE HUNDRED EIGHTY SIX THOUSAND FIVE HUNDRED THIRTY SEVEN AND 92/100

$1,186,537.92

(b) At the Closing, the Buyer shall pay to the Shareholder the sum of One Million ~~Three Hundred Thousand~~ Dollars (~~\$1,300,000~~) by wire transfer of immediately available funds to such bank account of the Shareholder as the Shareholders shall designate in writing prior to the Closing.

(c) At the Closing, the Buyer shall issue to the Shareholder One Million (1,000,000) shares of Buyer's common stock (the "***Common Stock***") by Buyer's Letter of Authorization to its transfer agent.

(d) The Purchase Price shall be adjusted as provided in this Section to give effect to the proration between Buyer and Shareholder of all revenues and expenses arising from the operation of the Company. The expenses to be prorated shall include business, franchise, and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Company, property and equipment rentals, amounts due under any of the Assumed Contracts and Grants of Authority and shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the period prior to the effective time of Closing, and Buyer shall receive all revenues and be responsible for all expenses, costs, and obligations allocable to the period after the effective time of Closing, except that there shall be no adjustment and Shareholder shall remain solely liable with respect to any obligation or liability not being assumed by Buyer in accordance with this Section 2.

2.2 Excluded Assets

The Shareholder shall retain all right title and interest in the following assets (the "***Excluded Assets***"):

(a) Shareholder's cash on hand or in any of Company's bank accounts as of the effective time of Closing~~, except for an amount equal to one twelfth (1/12) of the Company's reported 2020 revenue, which shall remain with the Company~~.

(b) All books and records that Shareholder is required by law to retain or that relate solely to Shareholder's personal matters.

All of Shareholder's claims, rights, and interest in and to any refund for federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever for periods prior to the effective time of the Closing.

2.3 Assumption of Liabilities and Obligations.

(a) Assumption. Except as provided in paragraph (b) of this Section 2.3, as of the Effective Time, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities arising out of events occurring after the Effective Time related to Buyer's ownership of the Shares or its operation of the Company after the Effective Time, including, insofar as they relate to the period after the Effective Time and arise out of events occurring after the Effective Time, all the obligations and liabilities of the Company under the Assumed Contracts and Grants of Authority. Buyer shall also assume the Company's obligations and liabilities as of the Effective Time with respect to customer deposits and prepayments from customers. Other than as specified herein, Buyer shall assume no obligations or liabilities of the Company or the Shareholder.

(b)

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDER

The Company and the Shareholder, jointly and severally, represent and warrant to the Buyer as of the date hereof (which representations and warranties shall survive the Closing as provided in Section 16 of this Agreement) as follows:

3.1.1 Good Title

The Shareholder owns ONE (1) shares of the Company's common stock, no par value, which represents all of the issued and outstanding capital stock of the Company, certification of which is attached hereto as Schedule 3.1.1. Such Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase, and upon the consummation of the sale of such Shares as contemplated hereby, the Buyer will have good title to such Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

3.1.2 Authority

The Shareholder has all requisite power, right and authority to enter into this Agreement and the documents contemplated hereby (the "***Transaction Documents***") to which he is a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Shares without the consent or approval of any other person, corporation, partnership, joint venture, organization, other entity or governmental or regulatory authority ("***Person***"). The Shareholder has taken, or will take prior to the

Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

3.1.3 Enforceability

This Agreement has been, and the other Transaction Documents to which the Shareholder is a party on the Closing Date will be, duly executed and delivered by the Shareholder, and this Agreement is, and each of the other Transaction Documents to which he is a party on the Closing will be, the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their terms.

3.1.4 No Approvals or Notices Required; No Conflicts

Except as provided on Schedule 3.1.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Shareholder, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law, judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Shareholder, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, or (d) result in the creation of any lien or encumbrance upon the assets of the Shareholder, or upon the Shares or other securities of the Company.

3.1.5 Securities Law Representations and Warranties

The Shareholder has been advised that the 1 million shares of Buyer's Common Stock to be issued at Closing are not registered under the Securities Act of 1933 (the "*Act*"), or applicable state securities laws, but are being issued pursuant to exemptions from such laws, and that the Buyer's reliance upon such exemptions is predicated in part on the Shareholder's representations contained herein. The Shareholder acknowledges that the Buyer is relying in part upon the Shareholder's representations and warranties contained herein for the purpose of qualifying the issuance of the Securities for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations.

(a) Acquired Entirely for Own Account

The Common Stock will be issued for the Shareholder's own account, not as a nominee or agent, and not with a view to distributing all or any part thereof. The Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of the Common Stock in a manner contrary to the Act or any applicable

Exhibit

Deep Green Waste & Recycling, Inc.
260 Edwards Plaza #21266
Saint Simons Island, GA 31522

August 19, 2022

Michael T. Studer CPA P.C.
111 West Sunrise Highway, Second Floor East
Freeport, NY 11520

Gentlemen:

We are providing this letter in connection with your review of the interim financial information of Deep Green Waste & Recycling, Inc. (the" Company") as of June 30, 2022 and for the three and six months ended June 30, 2022 and 2021 for the purpose of determining whether any material modifications should be made to the interim financial information for it to conform with accounting principles generally accepted in the United States of America. We confirm that we are responsible for the fair presentation of the interim financial information in conformity with generally accepted accounting principles. We are also responsible for establishing and maintaining effective internal control over financial reporting.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, as of August 19, 2022, the following representations made to you during your review.

1. The interim financial information referred to above has been prepared and presented in conformity with accounting principles generally accepted in the United States applicable to interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X (§ 210.8-03). The interim financial information has been prepared on a basis consistent with prior interim periods and years and includes all disclosures that are necessary and required by applicable laws and regulations.

2. We have designed our internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of interim financial information for external purposes in accordance with generally accepted accounting principles.

3. We have made available to you all:

   a. Financial records and related data, including the names of all related parties and all relationships and transactions with related parties

b. Minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared. All significant board and committee actions are included in the summaries.

4. There have been no communications from regulatory agencies regarding noncompliance with, or deficiencies, in financial reporting practices.

5. There are no material transactions that have not been properly recorded in the accounting records underlying the interim financial information

6. We acknowledge our responsibility for the design and implementation of programs and control procedures to prevent and detect fraud.

7. We have no knowledge of any fraud or suspected fraud affecting the Company involving:

   a. Management; or
   b. Employees who have significant roles in internal control over financial reporting; or
   c. Others that could have a material effect on the interim financial information

8. We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

9. The Company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

10. The following have been properly accounted for and adequately disclosed in the interim financial information:

    a. Related-party relationships and transactions, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, and amounts receivable from or payable to related parties.
    b. Guarantees, whether written or oral, under which the Company is contingently liable.
    c. Significant estimates and material concentrations known to management that are required to be disclosed in accordance with FASB ASC 275, Risks and Uncertainties. Significant assumptions we used in making accounting estimates, including those measured at fair value, are reasonable.

11. There are no:
    a. Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the interim financial information or as a basis for recording a loss contingency.
    b. Unasserted claims or assessments that are probable of assertion and must be disclosed in accordance with FASB ASC 450, *Contingencies*.
    c. Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by September 30 FASB ASC 450, *Contingencies*.
    d. Side agreements, implicit provisions, unstated customary business practices, or other arrangements (either written or oral) that affect the amount or timing of revenue reported in the interim financial information and have not been disclosed to you.

12. The Company has appropriately reconciled its general ledger accounts to their related supporting information. All related reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the interim financial information. All intracompany (and intercompany) accounts have been eliminated or appropriately measured and considered for disclosure in the interim financial information.

13. The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged other than as disclosed in the financial statements or the notes thereto.

14. The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

15. We have identified all accounting estimates that could be material to the financial statements, and we confirm the appropriateness of the methods and the consistency in their application, the accuracy and completeness of data, and the reasonableness of significant assumptions used by the Company in developing the accounting estimates reported in the financial statements.

16. Note M to the financial statements discloses all of the matters of which we are aware that are relevant to the company's ability to continue as a going concern, including significant conditions and events, and management's plans.

17. To the best of our knowledge and belief, no events have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to, or disclosure in, the interim financial information.

Very truly yours,

Bill Edmonds
Chief Executive Officer and Chief Financial Officer